UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2009

VERENIUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29173	22-3297375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Cambridge Parkway, Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 674-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2009, James (Jamie) E. Levine, 38, was appointed to the position of Executive Vice President and Chief Financial Officer of Verenium Corporation (the “Company”), reporting to the Company’s President and Chief Executive Officer, Carlos A. Riva.  As of May 1, 2009, Mr. Levine assumed the role of principal financial officer of Verenium, a role previously held by Jeffrey G. Black.  Mr. Black has been Chief Accounting Officer of Verenium since April of 2005 and in November of 2008, he assumed the additional roles of interim Chief Financial Officer and principal financial officer.  Mr. Black will continue in his previous role as Chief Accounting Officer of the Company working closely with Mr. Levine.

Prior to joining Verenium, Mr. Levine held various positions with the global investment banking and securities firm Goldman Sachs & Co., where he most recently served as a Managing Director in the Power and Utilities Group in New York.  Before that he served as a Managing Director in the Goldman Sachs Energy Group in London, which included responsibility for covering the integrated oil and gas and refining and marketing sectors.  In both of those positions, Mr. Levine advised both corporate clients and private equity firms on valuing, acquiring and financing commodity-exposed businesses.  Prior to Goldman Sachs, which he joined in 1997, Mr. Levine held positions with Lehman Brothers, Inc. in New York, and Industrial Economics, Inc. in Cambridge, Massachusetts.

In connection with his employment, Mr. Levine and the Company executed an employment agreement, dated April 29, 2009, providing for his employment on an at-will basis at a semi-monthly salary of $11,923.07.  Mr. Levine is also eligible for an annual bonus payout of up to 50% of his annual base salary.  Mr. Levine will be granted, subject to approval by the Company’s board of Directors, an option to purchase 250,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of Verenium’s common stock on the date of grant.  The option will vest and be exercisable as to 25% on the first anniversary of his employment, with the remainder vesting in 36 equal quarterly installments thereafter.  The options have a 10-year term, as long as Mr. Levine remains employed by the Company, and will be governed by the Company’s 2007 Equity Incentive Plan.  In addition, and also subject to approval by the Company’s Board of Directors, Mr. Levine will be granted 50,000 shares of restricted stock of the Company.  The grant of restricted stock will vest in eight equal quarterly installments beginning on the first quarterly anniversary of the initial date of his employment.  Mr. Levine is also eligible to participate in the Company’s benefits programs, 401(k) plan and employee stock purchase plan once he has satisfied any applicable eligibility criteria.  Pursuant to his employment agreement, in the event that his employment is terminated by the Company other than for cause (as defined in the agreement), Mr. Levine will also be eligible to receive in twelve equal monthly installments severance pay in the amount of his then-current annual base salary plus an amount equal to his then-current annual target bonus, or the average bonus paid to him in the two fiscal years prior to the termination date, whichever is greater.

On April 29, 2009 we issued a press release announcing Mr. Levine’s employment with us.  A copy of the press release is included herewith as Exhibit 99.1.

Additionally, on April 28, 2009, Mark Leschly of Rho Capital Partners, Inc., notified Verenium Corporation, a Delaware corporation (the “Company”) that he was resigning from the Company’s board of directors for personal reasons, effective April 30, 2009.  Rho Capital Partners will continue to be represented in Verenium’s board of directors by Mr. Joshua Ruch, Chairman and Chief Executive Officer of Rho Capital Partners, Inc.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 29, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERENIUM CORPORATION

Dated: May 1, 2009	By:	/s/ Gerald M. Haines II
	Name:	Gerald M. Haines II
	Title:	Executive Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 29, 2009